Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BETWEEN

RENAISSANCE LAKEWOOD, LLC

AND

INSYS THERAPEUTICS, INC.

DATED AS OF

DECEMBER 2, 2019

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	4
Section 1.1	Definitions4
Section 1.2	Interpretation10
Section 1.3	Currency10
ARTICLE II SALE AND PURCHASE OF TRANSFERRED ASSETS	10
Section 2.1	Purchase and Sale10
Section 2.2	Transferred Assets and Excluded Assets10
Section 2.3	Assumed Liabilities and Excluded Liabilities11
ARTICLE III PURCHASE PRICE	12
Section 3.1	Purchase Price12
Section 3.2	Closing Payments12
Section 3.3	Transfer Taxes12
Section 3.4	No Offset12
ARTICLE IV THE CLOSING	13
Section 4.1	Closing Date13
Section 4.2	Transactions to Be Effected at the Closing13
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER	13
Section 5.1	Seller Organization; Good Standing13
Section 5.2	Authority; Execution and Delivery13
Section 5.3	Consents; No Violations, Etc14
Section 5.4	Title to Transferred Assets14
Section 5.5	Brokers14
Section 5.6	Absence of Debarment15
Section 5.7	No Other Representations15
Section 5.8	Survival.15
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER	15
Section 6.1	Buyer Organization; Good Standing15
Section 6.2	Authority; Execution and Delivery15
Section 6.3	Consents; No Violations, Etc16
Section 6.4	Brokers16
Section 6.5	Availability of Funds16

Section 6.6	Bankruptcy17
Section 6.7	Absence of Debarment17
Section 6.8	No Seller Warranty; Disclaimer of Other Representations and Warranties17
Section 6.9	Survival.17
ARTICLE VII BANKRUPTCY COURT MATTERS	17
Section 7.1	Bankruptcy Court Approval17
Section 7.2	Bankruptcy Court Filings18
ARTICLE VIII CERTAIN PRE-CLOSING COVENANTS AND AGREEMENTS	18
Section 8.1	Filings; Other Actions; Notification and Cooperation18
Section 8.2	Covenants Regarding Information19
ARTICLE IX CERTAIN OTHER COVENANTS AND AGREEMENTS	20
Section 9.1	Transferred Records20
Section 9.2	Transfer of Transferred Assets20
Section 9.3	Confidentiality20
Section 9.4	Trade Notification; No Use of Seller Names.21
ARTICLE X CONDITIONS PRECEDENT	21
Section 10.1	Conditions to Each Party’s Obligations21
Section 10.2	Conditions to the Obligations of Buyer21
Section 10.3	Conditions to the Obligations of Seller22
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER	23
Section 11.1	Termination23
Section 11.2	Effect of Termination and Abandonment24
ARTICLE XII GENERAL PROVISIONS	25
Section 12.1	Expenses25
Section 12.2	Further Assurances and Actions25
Section 12.3	Notices25
Section 12.4	Headings26
Section 12.5	Severability26
Section 12.6	Counterparts26
Section 12.7	Entire Agreement; No Third-Party Beneficiaries26
Section 12.8	Governing Law; English Language26
Section 12.9	Jurisdiction, Venue, Service of Process; Waiver of Trial by Jury27
Section 12.10	Specific Performance27
Section 12.11	Publicity27

Section 12.12	Assignment28
Section 12.13	Amendments and Waivers28
Section 12.14	Reasonable Best Efforts28
Section 12.15	Compliance with Law28
Section 12.16	Construction28

Exhibit AAssignment and Assumption Agreement

Exhibit BBill of Sale

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 2, 2019, is made by and between Renaissance Lakewood, LLC, a Delaware limited liability company (“Buyer”), and Insys Therapeutics, Inc., a Delaware corporation (“Seller”). Buyer and Seller are each referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Seller and its Affiliates are debtors and debtors-in-possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), and filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on June 10, 2019 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and such cases, the “Chapter 11 Cases,” and Seller and its Affiliates who filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code, collectively, the “Debtors”), jointly administered for procedural purposes only under Case No. 19-11292;

WHEREAS, Seller owns and is engaged in the business of developing, manufacturing and marketing certain pharmaceutical products in the Territory;

WHEREAS, Buyer and its Affiliates are engaged in the business of providing certain contract research and development, formulation, testing, manufacturing and packaging services;

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to acquire the Transferred Assets (as hereinafter defined), and assume the Assumed Liabilities (as hereinafter defined), in each case from Seller pursuant to Section 363(b) of the Bankruptcy Code and as more specifically provided and upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Seller (the “Seller Board”) has: (a) determined that this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements (the “Transactions”) are fair to and in the best interests of Seller and its relevant stakeholders; and (b) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement and the Ancillary Agreements; and

WHEREAS, the Board of Directors of Buyer (the “Buyer Board”) has: (a) determined that this Agreement and the Transactions are fair to and in the best interests of Buyer and its equityholders; and (b) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement and the Ancillary Agreements.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1Definitions

.  As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that, at the time such determination is being made, controls, is controlled by or is under common control with such Person (and for this purpose, the term “control” means the power to direct, or cause the direction of, the management or policies of a Person (directly or indirectly), whether through ownership of voting rights or securities, by Contract or otherwise (and the terms “controlling” and “controlled” have meanings correlative to the foregoing)).  For purposes of this Agreement, an “Affiliate” of Seller shall mean its subsidiaries.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Escrow Agreement and any other documents, instruments, exhibits, annexes, schedules or certificates contemplated hereby.

“Assignment and Assumption Agreement” means an assignment and assumption agreement to be executed and delivered by Buyer and Seller at Closing, substantially in the form attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 6.2.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bidding Procedures Order” means that certain Order of the Bankruptcy Court entered on July 2, 2019 ECF No. 210, that, among other things, establishes: (i) a date by which bids must be submitted by bidders and (ii) procedures for the bidding and auction processes.

“Bill of Sale” means a bill of sale to be executed and delivered by Seller to Buyer at Closing, substantially in the form attached hereto as Exhibit B.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York, U.S.A. are authorized or required by Law to remain closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Board” has the meaning set forth in the recitals.

“Buyer Officer’s Certificate” means a certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer, reasonably satisfactory in form to Seller, as to the satisfaction of the conditions set forth in Section 10.3(a) and Section 10.3(b).

“CA Termination Date” has the meaning set forth in Section 9.3.

“Change of Control” shall mean (A) any merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction that results in any Person(s) or group (as defined in or under Section 13 of the Exchange Act), directly or indirectly, acquiring record or beneficial ownership of fifty percent (50%) or more of the outstanding equity or voting power of Buyer, or shares, assets or other rights representing fifty percent (50%) or more of the consolidated net revenues, net income or total assets of Buyer or (B) any acquisition with respect to any of the Transferred Assets by any Person(s) or group resulting in any Person(s) or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, an interest in any of the Transferred Assets representing fifty percent (50%) or more of the consolidated net revenues, net income or total assets of Buyer and its Affiliates represented by the Transferred Assets, other than, in the case of clause (A) or (B), a transaction involving only Buyer and/or one or more of its controlled Affiliates.

“Chapter 11 Cases” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement (excluding Section 7 of the Confidentiality Agreement), provided that any reference to “Recipient” in the Confidentiality Agreement will include either Party that receives such information from the other Party in connection with this Agreement or the Transactions.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 27, 2019, by and between Seller and Renaissance Acquisition Holdings, LLC.

“Contract” means any legally binding contract, agreement, instrument, lease, license or commitment, together with any amendments, modifications and supplements thereto.

“Debtors” has the meaning set forth in the recitals.

“Encumbrance” means, with respect to any asset, any imperfection of title, mortgage, charge, lien, security interest, easement, right of way, pledge, license, covenant or encumbrance of any nature whatsoever.

“Equipment” means the equipment listed on Schedule 1.

“Escrow Agent” has the meaning set forth in Section 3.1.

“Escrow Agreement” means that certain Escrow Agreement by and among the Escrow Agent, Seller and Buyer, dated July 25, 2019.

“Escrowed Funds” has the meaning set forth in Section 3.1.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.3(c).

“Exchange Act” has the meaning set forth in Section 5.3(a).

“Exhibits” means, collectively, the Exhibits referred to throughout this Agreement.

“FFDCA” has the meaning set forth in Section 5.6.

“Fundamental Representations” means the representations and warranties of Seller set forth in Section 5.1 (Seller Organization; Good Standing), Section 5.2 (Authority; Execution and Delivery), Section 5.4 (Title to Transferred Assets) and Section 5.5 (Brokers) and of Buyer set forth in Section 6.1 (Buyer Organization; Good Standing), Section 6.2 (Authority; Execution and Delivery) and Section 6.4 (Brokers).

“Governmental Entity” means any supra-national, federal, foreign, national, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction, or any national securities exchange or automated quotation service, including any governmental regulatory authority or agency responsible for the regulation of the Transferred Assets to manufacture pharmaceutical products.

“Joint Release Instructions” means written instructions executed by Seller and Buyer, a form of which is attached to the Escrow Agreement as an exhibit thereto.

“Law” means any law, judgment, order, decree, statute, ordinance, rule or regulation enacted, issued or promulgated by any Governmental Entity.

“Liability” means any and all debts, liabilities, claims (as defined in the Bankruptcy Code) and obligations, whether accrued or fixed, absolute or contingent, matured or not, or determined or determinable.

“Material Adverse Effect” means any event, occurrence, development, circumstance, change, effect, condition or state of facts that has had or would reasonably be expected to have a materially adverse effect on (as applicable): (i) the Transferred Assets taken as a whole; or (ii) the ability of Seller to consummate the Transactions; provided, however, that a Material Adverse Effect will not include: (A) changes in economic conditions or financial, security, currency or credit markets in general or changes affecting the availability or cost of financing; (B) changes generally applicable to the pharma or healthcare industry; (C) changes in national or international social and political conditions, including any engagement in or escalation of war, civil unrest or other hostilities; (D) acts of God, hurricane, tornado, flood, earthquake, volcanic eruption or other natural disaster, pandemic, or any terrorist attacks, or any similar event, occurrence or circumstance; (E) changes in Law or interpretation or enforcement thereof or in applicable accounting standards, principles or interpretations; (F) the Transactions, the public announcement thereof and acts of competitors or loss or threatened loss or change in status of suppliers, customers, distributors, agents, licensors, or employees, or any litigation, to the extent relating thereto or resulting therefrom; (G) actions required under or in connection with this Agreement, or other actions taken or not taken at the request or with the consent of Buyer; (H) actions taken by Buyer or its Affiliates; (I) any failure to meet internal or external estimates of revenues, earnings or other financial projections or forecasts or business or strategic plans for any period (provided that the underlying facts and circumstances giving rise to such failure which are not otherwise listed in this proviso may be taken into account in determining whether a Material Adverse Effect has occurred); (J) any matter disclosed in the Schedules or in any filings by Seller with the SEC or the Bankruptcy Court; or (K) any effect resulting from the filing of the Chapter 11 Cases and reasonably anticipated effects thereof; provided further, however, that any event, occurrence, development, circumstance, change, effect, condition or fact referred to in clauses (A) through (E) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, development, circumstance, change, effect, condition or fact has a materially disproportionate effect on the Transferred Assets, taken as a whole, as compared to the effects on other participants in the same industry as Seller.

“NASDAQ” means NASDAQ Stock Market LLC.

“Order” means any order, judgment, injunction, restraint, ruling, writ, award or decree of any Governmental Entity.

“Outside Date” means December 31, 2019, or such other date as is mutually agreed upon by Buyer and Seller in writing.

“Party” has the meaning set forth in the preamble.

“Permitted Encumbrances” means: (i) Encumbrances imposed by statute; and (ii) other Encumbrances which do not, individually or in the aggregate, materially interfere with the ownership, use or enjoyment of the applicable Transferred Asset.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Proceeding” means any civil, criminal, judicial, administrative or arbitral action, suit, hearing, litigation, proceeding (public or private), claim or investigation by or before a Governmental Entity.

“Purchase Price” has the meaning set forth in Section 3.1.

“Representatives” means the directors, officers, employees, agents or advisors (including attorneys, accountants, investment bankers, financial advisors and other consultants and advisors) of the specified Party hereto.

“Sale Order” means an order or orders of the Bankruptcy Court in form and substance reasonably acceptable to Buyer and Seller approving this Agreement and all of the terms and conditions hereof, and approving and authorizing Seller to consummate the Transactions.

“Schedules” means, collectively, the Schedules referred to throughout this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 5.3(a).

“Seller” has the meaning set forth in the preamble.

“Seller Board” has the meaning set forth in the recitals.

“Seller Officer’s Certificate” means a certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller, reasonably satisfactory in form to Buyer, as to the satisfaction of the conditions set forth in Section 10.2(a) and Section 10.2(b).

“Seller Names” means the names, logos and trademarks of Seller and its Affiliates used with respect to Seller’s business of developing, manufacturing and marketing certain pharmaceutical products prior to the Closing.

“Tax(es)” means all federal, state, local and foreign taxes and other assessments in the nature of taxes, including all interest, penalties and additions with respect thereto.

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto and including all amendments thereof) relating to and filed or required to be filed with a Taxing Authority in connection with any Taxes (including estimated Taxes).

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Territory” means the entire world.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” has the meaning set forth in Section 3.3.

“Transferred Assets” has the meaning set forth in Section 2.2(a).

“Transferred Records” means, to the extent in the possession or control of Seller: copies of all books and records, files and documents, including, but not limited to, general ledger and related source documents, diagrams, drawings, specifications, technical data (other than correspondence solely relating to Liabilities that are not Assumed Liabilities) and reports with respect to the Equipment, in each case, to the extent exclusively related to the Equipment; provided, that “Transferred Records” shall exclude (x) Tax Returns (including any work product related to such Tax Returns) and (y) any Transferred Records to the extent required under applicable Law regarding privacy.

“U.S.”, “U.S.A.” or “United States” means the United States of America and its territories and possessions.

“Willful Breach” has the meaning set forth in Section 11.2(a).

Section 1.2Interpretation

.  When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement.  In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail.  All references to any specific Law, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement Law thereof.  References to days mean calendar days unless otherwise specified.

Section 1.3Currency

.  All currency amounts referred to in this Agreement are in U.S. Dollars, unless otherwise specified.

ARTICLE II
SALE AND PURCHASE OF TRANSFERRED ASSETS

Section 2.1Purchase and Sale

.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept, all right, title and interest of Seller in, to and under the Transferred Assets, to the fullest extent of Section 363 of the Bankruptcy Code and any other applicable Law, free and clear of all Encumbrances and Liabilities other than Permitted Encumbrances and Assumed Liabilities.

Section 2.2Transferred Assets and Excluded Assets

.

(a)The term “Transferred Assets” means all the following assets of Seller and its Affiliates, as the same exist as of the Closing:

(i)the Equipment; and

(ii)the Transferred Records, and copies of all data or information in Seller’s possession that is reasonably necessary for Buyer’s use of the Equipment to manufacture pharmaceutical products (including for regulatory purposes); provided that Seller shall have continued access to such Transferred Records as are necessary to administer the Chapter 11 Cases and Seller may retain copies of any Transferred Records.

(b)“Excluded Assets” are all assets of Seller and its Affiliates other than the Transferred Assets.

(c)Buyer acknowledges and agrees that Seller may retain, solely for archival purposes, for purposes of administration of the Debtors’ Chapter 11 Cases, and for purposes of complying with Law and for legal and regulatory purposes, one copy of all or any part of all Transferred Records and other documentation that Seller delivers to Buyer pursuant to this Agreement.

Section 2.3Assumed Liabilities and Excluded Liabilities

.

(a)Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume, become responsible for, pay, perform and otherwise discharge, in accordance with their respective terms, all Liabilities related to the Transferred Assets other than the Excluded Liabilities, including the following Liabilities (collectively, the “Assumed Liabilities”):

(i)all Liabilities with respect to the Transferred Assets arising due to facts or conditions first in existence after the Closing Date;

(ii)all Liabilities for Taxes relating to the Transferred Assets for all taxable periods (or portions thereof) beginning on or after the Closing Date;

(iii)all Liabilities arising from any infringement claim or Proceeding brought by any Third Party, including any Governmental Entity, related to the Transferred Assets and related to events occurring on or after the Closing Date;

(iv)all Liabilities arising from any Governmental Entity action or notification filed by a Governmental Entity related to the Transferred Assets and arising on or after the Closing Date; and

(v)all Liabilities relating to amounts required to be paid by or obligations of Buyer hereunder.

(b)Buyer’s obligations under this Section 2.3 shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant by Seller or any of its Affiliates contained in this Agreement or any Ancillary Agreement.

(c)Buyer will not assume or be responsible or liable for any Liabilities of Seller or its Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including Liabilities arising out of:

(i)the Excluded Assets;

(ii)all Liabilities arising prior to the Closing Date, including any such Liabilities arising from pharmaceutical products that have been sold prior to the Closing Date; or

(iii)Buyer being deemed to be a continuation of or a successor to Seller or its Affiliates as a result of the consummation of the Transactions, except with respect to any Assumed Liabilities.

ARTICLE III
PURCHASE PRICE

Section 3.1Purchase Price

.  Upon the terms and subject to the conditions contained herein, Buyer shall pay to Seller in consideration for the Transferred Assets an amount in cash equal to the sum of $275,000 (collectively, the “Purchase Price”).  Pursuant to the terms of the Escrow Agreement, Buyer has deposited with Citibank, N.A., in its capacity as escrow agent (the “Escrow Agent”) the sum of $500,000 by wire transfer of immediately available funds (the “Escrowed Funds”), to be released by the Escrow Agent and delivered to either Buyer or Seller, in accordance with the provisions of this Agreement and the Escrow Agreement.  Pursuant to the Escrow Agreement, the Escrowed Funds (together with all accrued investment income thereon) shall be distributed as follows:

(a)if the Closing shall occur, (i) an amount of the Escrowed Funds equal to the Purchase Price shall be released to Seller by the Escrow Agent at the Closing and applied towards the Purchase Price payable by Buyer to Seller under Section 3.2, and (ii) the remainder of the Escrowed Funds and all accrued investment income on the Escrowed Funds, shall be delivered to Buyer at the Closing;

(b)if this Agreement is terminated by Seller pursuant to Section 11.1(e), an amount of the Escrowed Funds equal to the Purchase Price, together with all accrued investment income thereon, shall be delivered to Seller and the remainder of the Escrowed Funds and all accrued investment income thereon shall be delivered to Buyer; or

(c)if this Agreement is terminated for any reason other than by Seller pursuant to Section 11.1(e), the Escrowed Funds, together with all accrued investment income thereon, shall be returned to Buyer.

Section 3.2Closing Payments

.  Buyer shall pay to Seller at the Closing an amount in cash equal to the Purchase Price, all of which shall be released to Seller from the Escrowed Funds by the Escrow Agent at the Closing pursuant to Section 3.1(a).

Section 3.3Transfer Taxes

.  Any transfer, conveyance, sales, use, documentary, filing, recording, value added, stamp, registration and similar Taxes, fees, duties or governmental charges (including any interest and penalties thereon) payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid by Buyer. Each Party shall use commercially reasonable efforts to claim any available exemption from such Transfer Taxes and to cooperate with the other Party to obtain such exemption.  The Party responsible for filing any documents (including all Tax Returns) with respect to any Transfer Taxes under applicable Law shall timely file all such documents (including all Tax Returns) with the cooperation of the other Party.

Section 3.4No Offset

.  Buyer’s obligations under this ARTICLE III shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreement.

ARTICLE IV
THE CLOSING

Section 4.1Closing Date

.  The closing of the purchase and sale of the Transferred Assets (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 on the third (3rd) Business Day following the date on which all of the conditions to each Party’s obligations under ARTICLE XI have been satisfied or (if permitted) waived, or at such other time, date and/or place as is mutually agreed to by the Parties hereto (such date of the Closing being hereinafter referred to as the “Closing Date”).  The Closing will be deemed to occur as of 12:01 A.M., New York, New York, U.S.A. time on the Closing Date.

Section 4.2Transactions to Be Effected at the Closing

.  At the Closing:

(a)Seller shall execute and deliver or cause to be executed and delivered to Buyer each of the items referred to in Section 10.2(c);

(b)Buyer shall, or if applicable, shall cause its Affiliate to, execute and deliver or cause to be executed and delivered to Seller each of the items referred to in Section 10.3(d); and

(c)Buyer shall pay to Seller the Purchase Price, which shall be released to Seller by the Escrow Agent at the Closing pursuant to Section 3.1(a), by wire transfer of immediately available funds, to the account or accounts designated in writing by Seller to Buyer.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 5.1Seller Organization; Good Standing

.  Seller is duly incorporated, validly existing and in good standing under the laws of Delaware.  Seller is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the ownership or use of the Transferred Assets makes such qualification necessary, except where the failure to so qualify or be in good standing would not cause a Material Adverse Effect.

Section 5.2Authority; Execution and Delivery

.  Except for such authorization as is required by the Bankruptcy Court (as hereinafter provided for), Seller has full corporate power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party.  The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by Seller of the Transactions have been duly and validly authorized by all necessary corporate action of Seller.  This Agreement has been duly executed and delivered by Seller and (assuming the due authorization, execution and delivery of this Agreement by Buyer and the entry of the Sale Order) constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.  When each other Ancillary Agreement to which Seller is or will be a party has been duly executed and delivered by Seller (and assuming the due authorization, execution and delivery by each other party thereto and the entry of the Sale Order), such Ancillary Agreement will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.  The Seller Board has: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Seller and its relevant stakeholders; and (ii) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement and the Ancillary Agreements.

Section 5.3Consents; No Violations, Etc

.

(a)Other than the entry of the Sale Order (and the expiration of any applicable stay) and any necessary filings, notices, reports, consents, registrations, approvals, permits or authorizations required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations of the NASDAQ, no filings, notices and/or reports are required to be made by Seller with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Seller from, any Governmental Entity in connection with the execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the Transactions and the compliance with the terms hereof and thereof, except, in each case, those that the failure to make or obtain would not cause a Material Adverse Effect or prevent, materially delay or materially impair the ability of Seller to consummate the Transactions.

(b)The execution and delivery of this Agreement and each of the Ancillary Agreements do not, and the consummation of the Transactions and the compliance with the terms hereof and thereof will not: (i) subject to the entry of the Sale Order, violate any Law applicable to Seller; (ii) conflict with any provision of the certificate of incorporation or bylaws of Seller; or (iii) subject to the entry of the Sale Order, result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Seller under, or result in the creation of any Encumbrance on any of the Transferred Assets pursuant to, any Contract to which Seller is a party or by which it is otherwise bound, except for, with respect to the foregoing clause (iii), such conflicts which would not materially affect or materially interfere with Seller’s performance of its obligations hereunder or under any Ancillary Agreement.

Section 5.4Title to Transferred Assets

. Seller and its Affiliates have good and valid title to all of the Transferred Assets, to the fullest extent of Section 363 of the Bankruptcy Code and any other applicable Law, free and clear of all Encumbrances and Liabilities other than Permitted Encumbrances and Assumed Liabilities.  The delivery to Buyer of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to Buyer good and valid title to all of the Transferred Assets, to the fullest extent of Section 363 of the Bankruptcy Code and any other applicable Law, free and clear of all Encumbrances and Liabilities other than Permitted Encumbrances and Assumed Liabilities.

Section 5.5Brokers

.  Seller will be solely responsible for any commission, finder’s fee or other fees and expenses for services rendered by any broker, finder, financial advisor or investment bank in connection with the Transactions based on arrangements made by Seller or any of its Affiliates.

Section 5.6Absence of Debarment

.  Except as has been disclosed in writing to Buyer on or prior to the date hereof, none of Seller, its officers, employees, agents, consultants or any other Person employed or retained by Seller has been or is: (a) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Federal Food, Drug, and Cosmetic Act (“FFDCA”), 44 U.S.C. § 335a; (b) listed by any government or regulatory agency as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action.

Section 5.7No Other Representations

.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SCHEDULES) OR IN THE ANCILLARY AGREEMENTS, SELLER HEREBY DISCLAIMS, AND BUYER HEREBY ACKNOWLEDGES THAT SELLER HAS DISCLAIMED, ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES).  SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE TRANSFERRED ASSETS.

Section 5.8Survival.

  All representations and warranties contained herein or made by Seller pursuant hereto shall not survive the Closing.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 6.1Buyer Organization; Good Standing

.  Buyer is duly organized, validly existing and in good standing under the laws of Delaware.  Buyer has the requisite limited liability company power and authority to carry on its business as it is currently being conducted.  Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the Transactions.

Section 6.2Authority; Execution and Delivery

.  Buyer has full limited liability company power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party.  The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by Buyer of the Transactions have been duly and validly authorized by all necessary limited liability company action of Buyer.  This Agreement has been duly executed and delivered by Buyer and

(assuming the due authorization, execution and delivery of this Agreement by Seller) constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Law affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).  When each other Ancillary Agreement to which Buyer is or will be a party has been duly executed and delivered by Buyer (and assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The Buyer Board has: (a) determined that this Agreement and the Transactions are fair to and in the best interests of Buyer and its equityholders; and (b) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement and the Ancillary Agreements.

Section 6.3Consents; No Violations, Etc

.

(a)Except for compliance with the applicable requirements of the Sale Order and the Bidding Procedures Order, no filings, notices and/or reports are required to be made by Buyer with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Buyer from, any Governmental Entity in connection with the execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the Transactions and the compliance with the terms hereof and thereof, except, in each case, those that the failure to make or obtain would not cause a material adverse effect on Buyer or prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.

(b)The execution and delivery of this Agreement and each of the Ancillary Agreements do not, and the consummation of the Transactions and the compliance with the terms hereof and thereof will not: (i) violate any Law applicable to Buyer; or (ii) conflict with any provision of the certificate of formation or operating agreement of Buyer.

Section 6.4Brokers

.  Buyer will be solely responsible for any commission, finder’s fee or other fees and expenses for services rendered by any broker, finder, financial advisor or investment bank in connection with the Transactions based on arrangements made by Buyer or any of its Affiliates.

Section 6.5Availability of Funds

.  Buyer and its Affiliates have, and at Closing shall have, sufficient cash, financial resources and credit to pay the Purchase Price, to make any other necessary payment contemplated by this Agreement or any of the Ancillary Agreements to be made at Closing, including fees and expenses in connection with the consummation of the Transactions, and to perform all of their obligations contemplated by this Agreement and the Ancillary Agreements to be performed at Closing.  Buyer acknowledges that the obligations of Buyer and its Affiliates to consummate the Transactions are not and will not be subject to the receipt by Buyer of any financing or the consummation of any other transaction.

Section 6.6Bankruptcy

.  There are no bankruptcy, reorganization or insolvency proceedings pending against, being contemplated by or, to the knowledge of Buyer, threatened against, Buyer.

Section 6.7Absence of Debarment

.  Except as has been disclosed in writing to Seller on or prior to the date hereof, none of Buyer, its officers, employees, agents, consultants or any other Person employed or retained by Buyer has been or is: (a) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the FFDCA, 44 U.S.C. § 335a; (b) listed by any government or regulatory agency as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action.

Section 6.8No Seller Warranty; Disclaimer of Other Representations and Warranties

.  EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY BUYER IN ARTICLE VI OF THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, BUYER HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE V OF THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, BUYER ACKNOWLEDGES AND AGREES THAT SELLER IS NOT MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE TRANSFERRED ASSETS, SELLER, SELLER’S AFFILIATES, OR ANY OF SELLER’S OR ITS AFFILIATES’ RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE TRANSFERRED ASSETS, SELLER OR SELLER’S AFFILIATES, FURNISHED TO BUYER OR ITS REPRESENTATIVES OR MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER WHATSOEVER.

Section 6.9Survival.

  All representations and warranties contained herein or made by Buyer pursuant hereto shall not survive the Closing.

ARTICLE VII
BANKRUPTCY COURT MATTERS

Section 7.1Bankruptcy Court Approval

.  This Agreement is subject to approval by the Bankruptcy Court.  In addition, Seller shall have the right to perform any and all other acts which are required under the Bankruptcy Code, the Bidding Procedures Order or other applicable Law.

Section 7.2Bankruptcy Court Filings

. Buyer agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.  Buyer shall not, without the prior written consent of Seller, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Transferred Assets hereunder.  In the event the entry of the Sale Order shall be appealed, Seller and Buyer shall use their respective reasonable best efforts to defend such appeal.

ARTICLE VIII
CERTAIN PRE-CLOSING COVENANTS AND AGREEMENTS

Section 8.1Filings; Other Actions; Notification and Cooperation

.

(a)Seller and Buyer shall cooperate with each other and use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Transactions as expeditiously as possible, and in no event later than the Outside Date, including: (i) preparing and filing all documentation to effect all necessary notices, reports and other filings and obtaining as expeditiously as possible all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any Third Party or any Governmental Entity in order to consummate the Transactions; (ii) satisfying the conditions to consummating the Transactions; (iii) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental Third Party, in each case, to the extent necessary, proper or advisable in connection with the Transactions; and (iv) executing and delivering any reasonable additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

(b)Buyer and Seller shall cooperate and shall have joint decision making authority with respect to the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Transactions prior to the Outside Date.  No Party hereto or its counsel shall independently participate in any substantive call or meeting with any Governmental Entity in respect of any such filing, investigation, or other inquiry relating to the matters that are the subject of this Section 8.1 without first giving the other Party or its counsel prior notice of such call or meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.  In furtherance of the foregoing and to the extent permitted by applicable Law: (i) each Party shall notify the other, as far in advance as practicable, of any filing or material or substantive communication or inquiry it or any of its Affiliates intends to make with any Governmental Entity relating to the matters that are the subject of this Section 8.1; (ii) prior to submitting any such filing or making any such communication or inquiry, such Party shall provide the other Party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other Party in connection with, any such filing, communication or inquiry; (iii) promptly following the submission of such filing or making such communication or inquiry, such Party shall provide the other Party with a copy of any such filing or, if in written form, communication or inquiry; and

(iv) such Party shall consult with the other Party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto.  In exercising the foregoing cooperation rights, Seller and Buyer each shall act reasonably and as promptly as reasonably practicable.  Notwithstanding the foregoing, materials provided pursuant to this Section 8.1 may be reasonably redacted as necessary to address reasonable privilege concerns.

(c)In furtherance and not in limitation of the covenants of the Parties contained in this Section 8.1, Buyer, including its Affiliates, shall use its best efforts (as defined below) to resolve such objections, if any, as may be asserted by any Governmental Entity that would otherwise have the effect of preventing the consummation of the Transactions.  For the purposes of this Section 8.1, “best efforts” shall include taking any and all actions reasonably necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Transactions as expeditiously as possible and in no event later than the Outside Date.

(d)In furtherance and not in limitation of the covenants of the Parties contained in this Section 8.1, Seller and Buyer each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Affiliates to any Third Party or any Governmental Entity in connection with the Transactions, all of which information shall be true and correct when provided; provided that each Party shall be entitled to redact discussions of the transaction value and competitively sensitive information, and may reasonably designate applicable materials to be reviewed solely by the other Party’s outside counsel.

(e)Seller and Buyer each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Seller or Buyer, as the case may be, or any of their respective Affiliates from any Third Party or any Governmental Entity with respect to the Transactions, other than immaterial communications.

(f)Buyer shall bear the cost of any filing fee payable to a Governmental Entity in connection with any filings made under this Section 8.1.

Section 8.2Covenants Regarding Information

.  Seller shall, and shall use its reasonable best efforts to cause its Affiliates to, until the earlier of the Closing Date and the date this Agreement is terminated pursuant to the terms hereof, afford Buyer and its Representatives reasonable access (including for inspection and copying, at Buyer’s expense) at all reasonable times to the Transferred Assets and Seller’s Representatives, and the Transferred Records, and shall, and shall use its reasonable best efforts to cause its Affiliates to, furnish Buyer with such financial, operating and other data and information in connection with the Transferred Assets as Buyer may reasonably request; provided that any such access or furnishing of information shall be in accordance with applicable Law, at Buyer’s expense (with respect to costs incurred by Buyer), under the supervision of Seller’s or its Affiliates’ personnel, and in such manner as not to interfere unreasonably with the businesses, personnel or operations of Seller or any of its Affiliates; provided, further, that (A) Buyer shall not, without the prior written consent of Seller (not to be unreasonably withheld or delayed), contact any customer, client, vendor, employee, or supplier of Seller, (B) the auditors and accountants of Seller or any of its Affiliates shall not be obliged to make any work papers available to any Person, and (C) Seller shall be entitled to restrict such access, (x) as determined, in its respective reasonable discretion, to be appropriate to ensure compliance with any Law and (y) to preserve any applicable attorney client privilege and to comply with contractual confidentiality obligations.

ARTICLE IX
CERTAIN OTHER COVENANTS AND AGREEMENTS

Section 9.1Transferred Records

  For a period of four (4) years after the Closing, Buyer shall: (a) retain the Transferred Records and all other books and records related to the Transferred Assets and the Assumed Liabilities held by Buyer or any of its Affiliates; and (b) upon reasonable notice and during normal business hours, cooperate with and provide Seller, any of Seller’s Affiliates, and the officers, employees, agents and Representatives of Seller and Seller’s Affiliates reasonable access (including the right to make copies at Seller’s expense or the expense of any Affiliate of Seller) to such books and records and to Buyer’s Representatives, to the extent necessary for a reasonable business purpose, including as may be necessary for the preparation of financial statements, regulatory filings, Tax Returns, in connection with any Proceeding, or in connection with the administration of the Chapter 11 Cases, and to any and all books and records relating to any Purchase Price payments or any related reports, including all documents, work papers, schedules, memoranda, and records used by or prepared by Buyer or its Representatives in preparing any such reports, together with any other information related thereto which Seller may reasonably request. For the avoidance of doubt, in connection with any reasonable business purpose, including in connection with administering, or satisfying the Debtors’ obligations in connection with administering, the Chapter 11 Cases, Buyer shall: (i) afford the Debtors access to the Transferred Records and all other books and records related to the Transferred Assets and (ii) furnish to the Debtors financial, operating and other data and information in connection with the Transferred Assets.  Seller shall ensure that any Transferred Records that are owned by Seller but not in its possession or control as of the Closing Date shall be physically delivered to Buyer as promptly as practicable following the Closing.

Section 9.2Transfer of Transferred Assets

. Notwithstanding any other provision of this Agreement, Buyer hereby covenants to Seller that Buyer shall not, without the prior written consent of Seller (which may be withheld in Seller’s sole discretion), transfer (whether by merger, license, operation of Law or otherwise) any Transferred Asset or any interest therein until any and all Purchase Price payments have been finally determined pursuant to Article III and made to Seller.

Section 9.3Confidentiality

.  The Confidentiality Agreement shall continue in full force and effect and shall not be terminated until the earlier to occur of: (A) two (2) years following the date this Agreement is terminated; and (B) two (2) years following the date the last Purchase Price payment is made (the “CA Termination Date”), at which time such Confidentiality Agreement and the obligations of the parties thereunder shall terminate; and (ii) Buyer shall not be permitted to, and shall cause its Affiliates not to, terminate the Confidentiality Agreement prior to the CA Termination Date; provided, however, that notwithstanding the foregoing, each of Buyer and Seller and their respective Affiliates and Representatives is expressly permitted to provide any information, knowledge or data that is requested by a Governmental Entity in connection with any consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained in order to consummate the Transactions; and provided, further, that Seller and its Affiliates and Representatives shall be permitted to make any disclosures of documents and information, including Confidential Information, to any Persons as they deem necessary, advisable or appropriate in connection with the administration of the Chapter 11 Cases.  Buyer and Seller acknowledge and agree that any Confidential Information disclosed pursuant to this Agreement will be subject to the Confidentiality Agreement, as modified by the provisions of this Section 9.3.

Section 9.4Trade Notification; No Use of Seller Names.

  Seller and Buyer shall consult with each other on the timing, method, form and content of notifications to customers and suppliers regarding the Transactions, and shall consider in good faith any comments or proposed changes received from the other.  Buyer acknowledges and agrees that all right, title and interest in and to the Seller Names are owned exclusively by Seller and Buyer shall have no right to use such Seller Names.

ARTICLE X
CONDITIONS PRECEDENT

Section 10.1Conditions to Each Party’s Obligations

.  The obligations of Buyer to consummate the Transactions and the obligations of Seller to consummate the Transactions are subject to the satisfaction, or waiver if permitted by applicable Law, on and as of the Closing of the following conditions:

(a)No Law or Order.  There shall not be in effect any Law or Order by a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions.

(b)Sale Order. The Bankruptcy Court shall have entered the Sale Order, and such order shall be in full force and effect.

Section 10.2Conditions to the Obligations of Buyer

.  The obligations of Buyer to consummate the Transactions are subject to the satisfaction, or waiver if permitted by applicable Law, on and as of the Closing of each of the following additional conditions:

(a)Representations and Warranties.  (i) The Fundamental Representations of Seller shall be true and correct in all material respects as of the Closing Date, as if made at and as of such time (other than any such representations and warranties that address matters as of a particular date, which shall be true and correct in all material respects as of such date) and (ii) all other representations and warranties of Seller contained in ARTICLE V (disregarding all qualifications and exceptions contained therein relating to materiality, including references to “Material Adverse Effect”) shall be true and correct in all respects as of the Closing Date, as if made at and as of such time (other than any such representations and warranties that address matters as of a particular date, which shall be true and correct in all respects as of such date), except for breaches of representations and warranties that would not cause a Material Adverse Effect.

(b)Performance of Obligations of Seller.  Seller shall have performed or complied in all material respects with all obligations, conditions, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)Deliveries. Seller shall have duly executed and delivered to Buyer, dated as of the Closing Date, counterparts to each of the: (i) Ancillary Agreements; (ii) Seller Officer’s Certificate; and (iii) Joint Release Instructions, duly executed by Seller, directing the Escrow Agent to deliver to Seller an amount of the Escrowed Funds equal to the Purchase Price and to Buyer the remainder of the Escrowed Funds and all accrued investment income on the Escrowed Funds in accordance with Section 3.1(a).

(d)Removal of Product from Equipment.  Seller shall have removed from the Equipment all product and other materials.

Section 10.3Conditions to the Obligations of Seller

.  The obligations of Seller to consummate the Transactions are subject to the satisfaction, or waiver if permitted by applicable Law, on and as of the Closing of each of the following additional conditions:

(a)Representations and Warranties.  (i) The Fundamental Representations of Buyer shall be true and correct in all material respects as of the Closing Date, as if made at and as of such time (other than any such representations and warranties that address matters as of a particular date, which shall be true and correct in all material respects as of such date) and (ii) all other representations and warranties of Buyer contained in ARTICLE VI (disregarding all qualifications and exceptions contained therein relating to materiality) shall be true and correct in all respects as of the Closing Date, as if made at and as of such time (other than any such representations and warranties that address matters as of a particular date, which shall be true and correct in all respects as of such date), except for breaches of representations and warranties that would not cause a material adverse effect on the ability of Buyer to consummate the Transactions.

(b)Performance of Obligations of Buyer.  Buyer shall have performed or complied in all material respects with all obligations, conditions, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)Purchase Price.  The Escrow Agent shall have delivered to Seller the portion of the Escrowed Funds equal to the Purchase Price in accordance with Section 3.1(a).

(d)Deliveries.  Buyer shall have, and Buyer shall have caused its applicable Affiliates to have, duly executed and delivered to Seller, dated as of the Closing Date, counterparts to each of the: (i) Ancillary Agreements; (ii) Buyer Officer’s Certificate; and (iii) Joint Release Instructions, duly executed by Buyer, directing the Escrow Agent to deliver to Seller an amount of the Escrowed Funds equal to the Purchase Price and to Buyer the remainder of the Escrowed Funds and all accrued investment income on the Escrowed Funds in accordance with Section 3.1(a).

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

Section 11.1Termination

.  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)by mutual written consent of Seller and Buyer;

(b)by Seller if any of the conditions set forth in Section 10.1 or Section 10.3 shall have become incapable of fulfillment by the Outside Date and shall not have been waived by Seller;

(c)by Buyer if any of the conditions set forth in Section 10.1 or Section 10.2 shall have become incapable of fulfillment by the Outside Date and shall not have been waived by Buyer;

(d)by Seller or Buyer if:

(i)the Closing shall not have occurred on or prior to the Outside Date;

(ii)any Law or Order by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of Transactions shall have become final and non-appealable; or

(iii)subject to the limitations set forth in the Bidding Procedures Order and Section 7.3, (A) the Bankruptcy Court enters an order approving a higher or better competing bid or (B) the Bankruptcy Court enters an order that otherwise precludes the consummation of the Transactions on the terms and conditions set forth in this Agreement;

(e)by Seller, if Buyer shall have breached any representation or warranty or failed to perform any obligation, condition, covenant or agreement applicable to Buyer, and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Section 10.3; (ii) cannot be cured, or has not been cured within twenty (20) Business Days following Seller’s delivery of written notice to Buyer of such breach or failure to perform; and (iii) has not been waived by Seller; or

(f)by Buyer, if Seller shall have breached any representation or warranty or failed to perform any obligation, condition, covenant or agreement applicable to Seller, and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Section 10.2; (ii) cannot be cured, or has not been cured within twenty (20) Business Days following Buyer’s delivery of written notice to Seller of such breach or failure to perform; and (iii) has not been waived by Buyer;

provided, however, that the right to terminate this Agreement pursuant to Section 11.1(d), Section 11.1(e) or Section 11.1(f) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Transactions to be consummated.

Section 11.2Effect of Termination and Abandonment

.

(a)In the event of termination of this Agreement and the abandonment of the Transactions pursuant to Section 11.1, this Agreement (other than as set forth in this Section 11.2 and ARTICLE XII) shall become void and of no effect with no liability on the part of any Party hereto (or of any of its respective Representatives); provided, that no such termination shall relieve any Party hereto from any liability for damages resulting from the Willful Breach prior to such termination by any Party hereto.  As used in this Agreement, “Willful Breach” means either: (i) a breach by a Party of any of its obligations under this Agreement that is a consequence of an act or omission knowingly undertaken or omitted by the breaching Party with the intent of causing a breach of this Agreement; or (ii) subject to the satisfaction or waiver (by the Party for whom such condition may be waived) of the conditions to Closing set forth in ARTICLE X (other than those conditions that by their terms are to be satisfied at Closing, provided that those conditions would have been satisfied if the Closing were to occur on such date), the willful or intentional failure of the breaching Party to promptly consummate the Transactions in accordance with Section 4.2 and the other transactions contemplated to be consummated at the Closing in accordance with the terms and conditions of this Agreement.

(b)Notwithstanding Section 11.2(a), in the event of a termination of this Agreement by Seller pursuant to Section 11.1(e), then Buyer and Seller shall, within two (2) Business Days after the date of such termination, deliver Joint Release Instructions to the Escrow Agent directing the Escrow Agent to deliver to Seller an amount of the Escrowed Funds equal to the Purchase Price plus any accrued investment interest thereon and to Buyer the remainder of the Escrowed Funds plus all accrued investment income thereon (less any fees or expenses owing to the Escrow Agent).  Buyer acknowledges that the agreements contained in this Section 11.2(b) are an integral part of the Transactions, and that without these agreements, Seller would not have entered into this Agreement.  Buyer agrees that Seller may seek any other remedies at Law or equity arising from Buyer’s breach of this Agreement, including any remedies available pursuant to the terms of this Agreement or at Law, notwithstanding Seller’s receipt of any portion of the Escrowed Funds.

(c)Notwithstanding Section 11.2(a) and subject to Section 11.2(b), in the event of a termination of this Agreement other than pursuant to Section 11.1(e), then Buyer and Seller shall, within two (2) Business Days after the date of such termination, deliver Joint Release Instructions to the Escrow Agent directing the Escrow Agent to deliver to Buyer an amount equal to the Escrowed Funds plus any accrued investment interest thereon (less any fees or expenses owing to the Escrow Agent).  Seller acknowledges that the agreements contained in this Section 11.2(c) are an integral part of the Transactions, and that without these agreements, Buyer would not have entered into this Agreement. Seller agrees that Buyer may seek any other remedies at Law or equity arising from Seller’s breach of this Agreement, including any remedies available pursuant to the terms of this Agreement or at Law, notwithstanding Buyer’s receipt of the Escrowed Funds.

(d)In the event of termination of this Agreement pursuant to Section 11.1 all confidential information received by Buyer with respect to Seller and its Affiliates, the Transferred Assets or the Transactions shall be treated in accordance with the Confidentiality Agreement, and with the Confidentiality Agreement, subject in all respects to Section 9.3.

ARTICLE XII
GENERAL PROVISIONS

Section 12.1Expenses

.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 12.2Further Assurances and Actions

.  Each Party hereto, upon the request of the other Party hereto, whether before or after the Closing and without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the Transactions.  Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the Transactions.

Section 12.3Notices

.  All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next Business Day delivery, (c) three (3) Business Days after mailing, if mailed by U.S. postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable Party at the address set forth below or (d) upon transmission if sent via e-mail, with an additional copy being sent promptly by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next Business Day delivery; provided that a Party may change its address for receiving notice by the proper giving of notice hereunder:

If to Seller, to:

Insys Therapeutics, Inc.
410 S. Benson Lane
Chandler, AZ 85224
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:Frederick S. Green
Ronit Berkovich
Email: Frederick.Green@weil.com
            Ronit.Berkovich@weil.com

if to Buyer, to:

Renaissance Lakewood, LLC

1200 Paco Way

Lakewood, New Jersey 08701

Attention: Serge Maltais, Chief Executive Officer

Email: Serge.Maltais@renpharm.com

and

Renaissance SSA, LLC

1720 Oak Street

Lakewood, New Jersey 08701

Attention: Robert Harrer, Chief Financial Officer

Email: Robert.Harrer@renpharm.com

with a copy (which shall not constitute notice) to:

Dykema Gossett PLLC

10 South Wacker Drive, Suite 2300

Chicago, Illinois 60606

Attention:  Jonahthan Aberman

Email:  Jaberman@dykemacom

Section 12.4Headings

.  The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 12.5Severability

.  Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties hereto will use their reasonable best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties hereto.

Section 12.6Counterparts

.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto, it being understood that all Parties hereto need not sign the same counterpart.

Section 12.7Entire Agreement; No Third-Party Beneficiaries

.  This Agreement, the Ancillary Agreements and Schedules hereto and, as modified pursuant to the terms herein, the Confidentiality Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral (including any letter of intent, memorandum of understanding or term sheet), between or among the Parties hereto with respect to the subject matter hereof.  This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder or thereunder.

Section 12.8Governing Law; English Language

.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any

Law that would result in the application of a different body of Law than as set forth in this Section 12.8, except to the extent that the Laws of such state are superseded by the Bankruptcy Code.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

Section 12.9Jurisdiction, Venue, Service of Process; Waiver of Trial by Jury

.

(a)Without limiting Buyer’s or Seller’s right to appeal any order of the Bankruptcy Court: (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions; and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 12.3; provided, however, that if the Chapter 11 Cases have closed, Buyer and Seller agree to unconditionally and irrevocably submit to the exclusive jurisdiction of: (i) the Bankruptcy Court upon a motion to reopen the Chapter 11 Cases; or (ii) if the Bankruptcy Court rejects such motion, the United States District Court for the District of Delaware sitting in New Castle County and any appellate court therefrom, for the resolution of any such claim or dispute.  Buyer and Seller hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Buyer and Seller hereby agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)Each of Buyer and Seller hereby consents to process being served by the other Party hereto in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.3.

(c)EACH OF BUYER AND SELLER WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10Specific Performance

.  The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with its terms and that the Parties hereto will be entitled to specific performance of such terms, in addition to any other remedy at Law or in equity, without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Law.

Section 12.11Publicity

.  Neither Party will make any public announcement concerning, or otherwise publicly disclose, any information with respect to the Transactions or any of the terms and conditions hereof without the prior written consent of the other Party hereto, which consent will not be unreasonably withheld. Notwithstanding the foregoing, either Party may make any public disclosure concerning the Transactions that in the view of such Party’s counsel may be required by

Law, by order of the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement, or by the rules of any stock exchange on which such Party’s or its Affiliates’ securities trade; provided, however, the Party making such disclosure will provide the non-disclosing Party with a copy of the intended disclosure, to the extent practicable, prior to public dissemination, and the Parties hereto will coordinate with one another regarding the timing, form and content of such disclosure in a manner consistent with any such applicable Law or Bankruptcy Court requirement.

Section 12.12Assignment

.  Until such time as any and all Purchase Price payments have been finally determined pursuant to Article III and made to Seller, Buyer shall not, without the prior written consent of Seller: (i) assign its rights or obligations under this Agreement; and (ii) cause or permit to occur a Change of Control, and a Change of Control shall constitute an event of default under this Agreement.  Notwithstanding the foregoing, Seller shall be permitted at any time, without the consent of Buyer, to assign any of its rights and obligations under this Agreement, including the right to receive any portion of the Purchase Price and the right to enforce this Agreement, to any Person.  Any permitted assignee or successor-in-interest will assume all obligations of its assignor under this Agreement.  For the avoidance of doubt, no assignment by Buyer or its successor or permitted assign will relieve such Party of its responsibility for the performance of any and all obligations hereunder.  This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 12.13Amendments and Waivers

.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.  By an instrument in writing, Buyer, on the one hand, or Seller, on the other hand, may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

Section 12.14Reasonable Best Efforts

.  For purposes of this Agreement, the respective obligations to use “reasonable best efforts” of each Party hereto to cause its Affiliates to take action (or to refrain from taking action) shall mean such Party’s: (i) taking reasonable steps under the circumstances to enforce its contractual rights; and (ii) making reasonable requests of its Affiliates to take action (or to refrain from taking action).  In no event shall “reasonable best efforts” of either Party hereto require such Party to commence any litigation or arbitration proceedings against its Affiliates or make any material payment (except to the extent advanced, assured or agreed in advance to be reimbursed by the other Party hereto), incur any material obligation or grant any material concession.

Section 12.15Compliance with Law

.  Each Party shall perform its obligations under this Agreement in accordance with all applicable Laws.  No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable Laws.

Section 12.16Construction

.  The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which party was generally responsible for the preparation of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

INSYS THERAPEUTICS, INC.

By: /s/ Andrece Housley

Name:Andrece Housley

Title: Chief Financial Officer

[Signature Page to Arizona Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

RENAISSANCE LAKEWOOD, LLC

By: /s/ Serge Maltais

Name:Serge Maltais

Title: President & CEO

[Signature Page to Arizona Asset Purchase Agreement]

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [●], 2019 (this “Agreement”), is entered into by and between Insys Therapeutics, Inc., a Delaware corporation (“Seller”), and Renaissance Lakewood, LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, Seller and Buyer are parties to an Asset Purchase Agreement, dated as of December 2, 2019 (the “Purchase Agreement”), providing for, among other things, the sale and assignment by Seller to Buyer of the Transferred Assets and the assumption by Buyer of the Assumed Liabilities; and

WHEREAS, in accordance with the terms of the Purchase Agreement, Seller and Buyer have agreed to enter into this Agreement, providing for the assumption by Buyer of the Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual promises contained in the Purchase Agreement, the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Assignment.  In accordance with and subject to the terms and conditions of the Purchase Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer the Assumed Liabilities.

2.Acceptance and Assumption.  In accordance with and subject to the terms and conditions of the Purchase Agreement, Buyer hereby unconditionally and irrevocably assumes, undertakes and agrees to pay, satisfy, perform and discharge in full, as and when due, and release and discharge Seller and its successors and assigns completely and forever from, all of the Assumed Liabilities and all obligations and liabilities of any kind arising out of Buyer’s assumption of the Assumed Liabilities.

3.Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.Conflict.  Nothing in this Agreement, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Purchase Agreement.  To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Purchase Agreement, the Purchase Agreement shall govern.

5.Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one and the same instrument.

6.Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to the choice of Law principles of such State that would require

1

or permit the application of the Laws of another jurisdiction, except to the extent that the Laws of such State are superseded by the Bankruptcy Code.

7.Definitions.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

Insys Therapeutics, Inc.

By:
Name:
Title:

•

[signature page to assignment and assumption agreement]

RENAISSANCE LAKEWOOD, LLC

By:
Name:
Title:

[signature page to assignment and assumption agreement]

EXHIBIT B

FORM OF BILL OF SALE

This BILL OF SALE, dated as of [●], 2019 (this “Bill of Sale”), is made and delivered by Insys Therapeutics, Inc., a Delaware corporation (“Seller”), for the benefit of Renaissance Lakewood, LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of December 2, 2019 (the “Purchase Agreement”), the terms of which are incorporated herein by reference, which provides, among other things, for the sale and assignment by Seller to Buyer of the Transferred Assets.

NOW, THEREFORE, in consideration of the mutual promises contained in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, and subject to the terms and conditions of the Purchase Agreement:

1.Seller does hereby bargain, sell, grant, assign, transfer, convey and deliver unto Buyer the Transferred Assets (which, for the avoidance of doubt, shall not include any Excluded Assets).

2.This Bill of Sale shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

3.Nothing in this Bill of Sale, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Purchase Agreement.  To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the Purchase Agreement, the Purchase Agreement shall govern.

4.This Bill of Sale is executed and delivered pursuant to the Purchase Agreement.

5.This Bill of Sale shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to the choice of Law principles of such State that would require or permit the application of the Laws of another jurisdiction, except to the extent that the Laws of such State are superseded by the Bankruptcy Code.

6.Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, Seller has caused this Bill of Sale to be executed and delivered as of the day and year first above written.

Insys Therapeutics, Inc.

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

RENAISSANCE LAKEWOOD, LLC

By:

Name:

Title:

[signature page to BILL OF SALE]